SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2007

NEXTERA ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25995	95-4700410
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

14320 Arminta Street, Panorama City,

California 91402

(Address of Principal Executive Offices)

(818) 902-5537

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 7, 2007, Nextera Enterprises Inc., through its wholly-owned subsidiary Woodridge Labs, Inc., (“Woodridge Labs”) entered into an amendment agreement under its existing amended credit agreement originally dated March 9, 2006 (the “Amendment Agreement”).

Under the terms of the Amendment Agreement, Woodridge Labs obtained a bridge loan credit facility aggregating $2.5 million. The bridge loans will be funded by $1 million each from its existing lender NewStar Financial, Inc. and Mounte LLC, and $500,000 from Jocott Enterprises Inc. Mounte LLC and Jocott Enterprises Inc. were added as affiliate lenders under the amended credit agreement.

Pursuant to the Amendment Agreement, the new bridge loan facility, the existing term loan and the existing revolving credit facility will bear interest at the London Interbank Offered Rate plus 5.0%, or bank base rate plus 4.0%, as selected by Woodridge Labs, Inc.

Outstanding borrowings under the bridge loan facility must be repaid with the Woodridge Labs cash balances in excess of $500,000 through the final maturity of May 31, 2008. The Woodridge Labs existing term loan and revolving credit facility are subordinate to the new bridge loans. Outstanding borrowings under the existing term loan must be repaid in 4 quarterly payments, commencing March 31, 2008, with a final payment due on March 31, 2009, the new maturity date of the existing term loan. The maturity date for the existing revolving credit facility is also now March 31, 2009. The commitment fee on the revolving credit facility is payable quarterly at a rate of 0.5% of the unused amount of the revolving credit facility per annum.

Additionally, the existing financial covenants were waived for periods prior to November 7, 2007 and modified thereafter.

A copy of the Amendment Agreement is filed with this report as Exhibit 10.1 and a copy of the related press release is filed as Exhibit 99.1.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) EXHIBITS

10.1

Amendment Agreement under the Woodridge Labs Credit Agreement, as amended, originally dated as of March 9, 2006 by and among Nextera Enterprises, Inc., Woodridge Labs, Inc. the lenders party thereto and NewStar Financial, Inc. (as administrative agent for the lenders).

99.1	Press Release dated November 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTERA ENTERPRISES, INC.

Date: November 9, 2007	By:	/s/ Antonio Rodriquez
Antonio Rodriquez
Chief Financial Officer